Exhibit 10.24

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (this “Agreement”) is made this 22nd day of May, 2023 by and between James Bianco, MD (“Employee”), and Morphogenesis, Inc. (the “Company”). Employee and the Company are hereinafter sometimes referred to individually as a “Party” and collectively as the “Parties.” This Agreement amends and restates that certain Employment Agreement, dated July 1, 2021, between Employee and the Company (the “Original Employment Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Original Employment Agreement, the Company employed Employee as Chief Executive Officer (“CEO”) of the Company; and

WHEREAS, on or immediately after the date of this Agreement, the Company plans to enter into an Agreement and Plan of Merger by and among the Company, CohBar, Inc., a Delaware corporation (“CohBar”), and Chimera MergeCo,Inc., a Delaware corporation and wholly owned subsidiary of CohBar (“Merger Sub”), pursuant to which, subject to the conditions specified in said Agreement and Plan of Merger, Merger Sub will merge with and into the Company, with the Company surviving the merger and pursuant to which the outstanding equity securities of the Company immediately prior to the merger being converted into the right to receive equity securities of CohBar (the “Merger Transaction”);

WHEREAS, as a result of the Merger Transaction, the Company will become a wholly owned subsidiary of CohBar, which is expected to change its corporate name upon the closing of the Merger Transaction (for purposes hereof, the term “Morphogenesis” refers to the Company from and after the closing of the Merger Transaction as a wholly owned subsidiary of CohBar, and the term “Company Group” refers to CohBar and its subsidiaries (including Morphogenesis) following the Merger Transaction); and

WHEREAS, in connection with the Merger Transaction, CohBar will assume and guarantee the obligations of the Company under this Agreement (with the Company remaining liable hereunder), whereupon Employee will continue to serve as the President and CEO of Morphogenesis and will become the President and CEO of CohBar.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein as well as other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound hereby, the Parties agree as follows:

1. Employment. The Company hereby agrees to employ the Employee to serve as the President and CEO of the Company, and the Employee agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein. Employee agrees to work full time from the Company’s headquarters in Tampa, Florida. Upon the closing of the Merger Transaction, Employee will also become the President and CEO of CohBar, reporting to the Board of Directors of CohBar.

2. Term. Unless the Employee’s employment shall sooner terminate pursuant to Section 9, the Company shall employ the Employee for a term commencing on the date hereof (the “Start Date”) and ending on the second anniversary of the Start Date (the “Initial Period”). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Employee’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Period”), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least ninety (90) days prior to the expiration of the Initial Period or any Additional Period, either Party shall give written notice to the other (a “Non-Extension Notice”) of its intention not to extend the term hereof. A Non-Extension Notice delivered by the Company or CohBar shall require the approval of a majority of the members of the Board of Directors of the Company (the “Board”) and shall constitute a termination without Cause under Section 9. From and after the Merger Transaction, the term “Board” shall for purposes hereof refer to the Board of Directors of CohBar.

3. Duties and Scope of Employment.

A.	Positions and Duties. Employee will continue to serve as President and Chief Executive Officer of the Company reporting directly to the Board prior to the Merger Transaction and also as President and Chief Executive Officer of CohBar reporting directly to the Board from and after the Merger Transaction. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Board.

B.	Board Membership. During Employee’s employment prior to the Merger Transaction, at each annual meeting of the Company’s stockholders at which Employee’s term as a member of the Board has otherwise expired, the Company will nominate Employee to serve as a member of the Board. Employee’s service as a member of the Board will be subject to any required stockholder approval. While a member of the Board, Employee will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except as is prohibited by applicable law and except any meeting of the Independent Directors held in an executive session. Notwithstanding the preceding sentence, Employee will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Employee’s employment, including (but not limited to) his compensation, performance, and/or service on the Board.

C.	Obligations. During Employee’s employment, Employee will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company and, following the Merger Transaction, the Company Group. For the duration of Employee’s employment, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior written approval of the Board. Notwithstanding the foregoing, Employee may serve on civic or charitable boards, fulfill speaking engagements, and manage personal investments, provided that they do not materially interfere with Employee’s responsibilities and are otherwise not competitive and do not conflict with the Company Group’s business in any manner. Employee may also serve in non-executive roles (including as a non-executive chairman of a board or a similar role) for other entities, provided Employee receives prior written approval from the Board, which approval shall not be unreasonably withheld. Employee shall comply with the Company Group’s policies and rules, as they may be in effect from time to time during Employee’s employment.

D.	Exclusivity of Services. The Employee’s employment by the Company (and following the Merger Transaction, the Company Group) shall be full-time and exclusive, and the Employee agrees that he will devote his full business time, attention and energies to the performance of his obligations hereunder (excluding periods of absence due to vacation, sickness, personal injury or other disability, and other approved leaves of absence).

4. Compensation. As compensation for his services hereunder and in consideration of the covenants set forth in Section 12C below, the Company shall pay to the Employee the following compensation, subject to applicable withholding taxes:

A.	Base Salary. During Employee’s employment, the Company will pay Employee as compensation for his services a base salary at the annualized rate of Four Hundred Sixty Three Thousand Seven Hundred Thirty Four Dollars ($463,734) (the “Base Salary”); provided that the Board shall periodically review such Base Salary and, in its sole discretion after due consideration, determine to maintain or increase such Base Salary for the remainder of Employee’s employment. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

B.	Annual Bonus. Employee will be eligible to earn an annual performance bonus each calendar year based upon Employee’s actual achievement for the calendar year relative to certain specified objective or subjective performance goals, as determined by the Board in its sole discretion. Specifically:

a.	Employee will be eligible to earn a target bonus for a calendar year of performance based upon Employee’s achievement of specified reasonable and achievable individual, financial and/or business goals (the “Target Bonus Goals”), which goals are established, after consultation with Employee, by the Board no later than sixty (60) days after the beginning of each calendar year of performance; provided that the Target Bonus Goals for the given calendar year of performance shall be established by March 1. Employee will be eligible to receive a target bonus of at least one hundred percent (100%) of his Base Salary upon one hundred percent (100%) achievement of the Target Bonus Goals. Employee may be eligible to earn a greater bonus amount (up to one hundred twenty five percent (125%) of his Base Salary) if actual performance exceeds the Target Bonus Goals For purposes of clarity, the Board may approve individual Target Bonus Goals which, if achieved, will result in some portion of the target bonus being achieved, as determined by the Board in its’ sole discretion. The Board may also, in its’ sole discretion, approve discretionary bonuses in any amount at any time.

b.	Except as otherwise specifically stated herein, Employee must be employed by or providing services to the Company on the date bonus payments are made to be eligible to receive any target or additional bonus amounts (Employee will not receive any target or additional bonus amounts if Employee’s service terminates, for any reason, prior to the date either such bonus amount is paid). The Board will generally determine annual bonuses for a particular year within ninety (90) days after the end of that year.

c.	The Company will also pay for a Two Million Dollar ($2,000,000) term life insurance policy for the benefit of Employee’s designated beneficiaries, with the policy and terms to be selected by the Company.

5. Employee Benefits. The Employee (and where permitted, his dependents) shall be entitled to participate in all employee benefit plans and programs (including, without limitation, profit sharing, medical, disability and life insurance plans and programs) that are established and made generally available by the Company (or, after the Merger Transaction, CohBar) from time to time to its executive employees, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health), provided that the Company will continue to maintain and make available to Employee the benefit plans in effect as of the date of this Agreement.

6. Vacation and Sick Leave. Employee will be entitled to paid vacation of four (4) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by parties hereto, which shall be subject to Company policy regarding paid time off and sick time.

7. Reimbursement of Expenses. The Company shall promptly reimburse the Employee for all reasonable and necessary travel, entertainment and other expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

8. Medical License Fees. The Company shall promptly reimburse Employee for all reasonable and necessary costs and expenses incurred by Employee to maintain Employee’s medical license, society memberships, and associated annual society medical publication fees and costs associated with attending necessary medical conferences.

9. Termination. Either the Company or Employee may terminate Employee’s employment prior to the expiration or completion of the term as set forth in Section 2 hereof by providing written notice of termination to the other, subject to the following:

A.	Accrued Obligations. Upon the termination of Employee’s employment with the Company for any reason, Employee shall be entitled to receive (i) any Base Salary that had accrued but had not been paid on or before the termination date; (ii) payment of accrued and unused vacation time in accordance with and subject to Company policies then in effect and (iii) any reimbursement due to Employee pursuant to Section 7 or Section 8 (collectively, the “Accrued Obligations”).

B.	Involuntary Termination. If Employee’s employment is terminated by the Company without Cause (as defined herein), including a termination by means of a Non-Extension Notice, or if Employee resigns from Employee’s employment for Good Reason (as defined herein) (for purposes of clarity, a termination without Cause or for Good Reason does not include a termination that occurs as a result of Employee’s death or disability), and provided that such termination constitutes a “separation from service” as defined in Treasury Regulation Section l.409A-l(h) (“Separation”) and Employee signs and does not revoke a general release of all claims in the form prescribed by the Company (a “Release”) and such Release becomes effective within thirty (30) days of Employee’s Separation (the “Deadline”), then, in addition to the Accrued Obligations, Employee shall receive: (i) a lump sum payment of two (2) years of Base Salary plus an amount equal to the average of the two (2) prior years’ bonuses, which shall be paid in one lump sum within thirty (30) days after the Separation; (ii) any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise will immediately vest and become exercisable and will remain exercisable for a period of seven (7) years following the date of Employee’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to the terms of the applicable plan and award agreement; (iii) the Company shall reimburse Employee for monthly premiums paid to continue Employee’s (and, if applicable, Employee’s eligible spouse or domestic partner and dependents) Company health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) from the date that Employee (and, if applicable, Employee’s eligible spouse or domestic partner and dependents) lose health care coverage as an employee under the Company’s health plans until the earlier of: (1) a date two (2) years after the date health care coverage is lost as an employee; or (2) a date on which the Employee is covered under the medical plan of another employer, which does not exclude pre-existing conditions.

C.	Voluntary Termination; Termination for Cause. If Employee’s employment with the Company terminates voluntarily (other than for Good Reason by Employee) or for Cause by the Company or due to Employee’s death or disability, then (i) all vesting of unvested or restricted shares of Company common stock or of any outstanding options under any stock option and stock incentive plans of the Company or otherwise held by Employee will terminate immediately; (ii) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to the Accrued Obligations), and (iii) Employee will only be eligible for severance benefits in accordance with the Company’s established policies as then in effect.

D.	Involuntary Termination after a Change of Control. In the event of a Change of Control (as defined below) and, immediately prior to, upon or within two(2) years after the date of the Change of Control, Employee is terminated without Cause (including by means of a Non-Extension Notice) or voluntarily terminates for Good Reason (for purposes of clarity, a termination without Cause or for Good Reason does not include a termination that occurs as a result of Employee’s death or disability) and provided that such termination constitutes a Separation and Employee signs and does not revoke a Release and such Release becomes effective by the Deadline, then Employee shall not receive the severance set forth in Section 9B above and shall instead receive (subject to Section 9F and in addition to the Accrued Obligations) the following: (i) a lump sum payment equal to two (2) years of Base Salary, plus an amount equal to the greater of the average of the two (2) prior years’ bonuses or fifty percent (50%) of Employee’s Base Salary, which shall be paid on the Company’s first normal payroll date that occurs on or after the Deadline (and in all events within thirty (30) days after the Separation), (ii) the Company shall reimburse Employee for monthly premiums paid to continue Employee’s (and, if applicable, Employee’s eligible spouse, or domestic partner and dependents) Company health insurance under COBRA from the date that Employee (and, if applicable, Employee’s eligible spouse or domestic partner and dependents) lose health care coverage as an employee under the Company’s health plans until the earlier of: (1) a date two (2) years after the date health care coverage is lost as an employee; or (2) a date on which the Employee is covered under the medical plan of another employer, which does not exclude pre-existing conditions.

E.	Change of Control Benefits. In the event of a Change of Control during Employee’s employment, any unvested portion of any outstanding options and/or any unvested shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise held by Employee at the time of the Change of Control will have such vesting accelerated so as to become 100% vested and exercisable and will remain exercisable for a period of seven (7) years following the date of Employee’s Separation (except with respect to any options granted pursuant to a plan intended to qualify under Section 423 of the Code), subject to the terms of the applicable plan and award agreement. Thereafter, any outstanding options and/or shares of Company common stock that have been issued under any stock option and stock incentive plans of the Company or otherwise held by Employee will be subject to the terms, definitions and provisions of the applicable plan and award agreements.

F.	No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 9, nor shall any such payment or benefit be reduced by any earnings or benefits that the Employee may receive from any other source.

G.	Termination by Company or CohBar. Any decision by Company or Cohbar to terminate this Agreement and/or Employee’s employment shall require the affirmative approval of a majority of then-existing members of the Board.

10. Definitions.

A.	Cause. For purposes of this Agreement, “Cause” is defined as (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company after written notice to Employee and the failure to cure same within ten (10) business days after receipt of written notice; (ii) refusal or failure to act in accordance with any lawful specific direction or order of the Board after written notice to Employee of such refusal or failure and failure to cure the same within ten (10) days after receipt of written notice; (iii) commission of any act of fraud with respect to the Company; (iv) Employee’s material breach of any written agreement or material policy of the Company after written notice to Employee of such breach and failure to cure, if curable, the same within ten (10) business days after receipt of written notice; and (v) Employee’s conviction of, or plea of nolo contendre to, a crime which adversely affects the Company’s business or reputation, in each case as determined by the Board; (vi) Employee’s willful unauthorized disclosure of Confidential Information (as defined in the Company’s Confidential Disclosure policy); (vii) continued or excessive absences or tardiness, after an official warning has been issued and failure to cure (not including authorized leaves of absence, FMLA leave, or absences that are a result of an accommodation under ADA).

B.	Change of Control. For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than ninety percent (90%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets; provided that a transaction shall not constitute a Change of Control for purposes of this Agreement unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code. “Incumbent Directors” will mean directors who either (i) are members of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company). For purposes of clarity, the Merger Transaction shall not be deemed to be a Change of Control for purposes of this Agreement.

C.	Good Reason. For purposes of this Agreement, “Good Reason” is defined as a voluntary resignation by Employee upon thirty (30) days prior written notice to the Company, within sixty (60) days following the occurrence of one or more of the following events without Employee’s prior written consent: (i) a material reduction in Employee’s responsibilities, authority, titles or offices resulting in material diminution of his position, excluding for this purpose an isolated, insubstantial, inadvertent action not taken in bad faith; (ii) a reduction of more than ten percent (10%) of Employee’s Base Salary; (iii) relocation of Employee’s primary place of business for the performance of his duties to a location which is more than fifty (50) miles from its prior location; or (iv) a material breach by the Company of this Agreement; and provided further that the Company shall have thirty (30) days after delivery of such notice to cure, and only if the Company does not cure within that time shall there be Good Reason.

11. Non-Disparagement. During the Term and at any time thereafter, neither the Company on the one hand, nor the Employee on the other hand, shall, directly or indirectly, (i) knowingly make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the other Party, or any products or services offered by the Company (or, after the Merger Transaction, the Company Group), nor (ii) knowingly engage in any other conduct or make any other statement (oral or written, including on Social Media) that is likely to impair the goodwill or reputation of such Party.

12. Employee’s Cooperation. During the Term, and at any time thereafter, the Employee shall, at reasonable times and with due regard for his other obligations, cooperate with the Compamy in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, the Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to Morphogenesis all relevant documents which are or may come into the Employee’s possession, all at times and on schedules that are reasonably consistent with the Employee’s other permitted activities and commitments). If the Company requires the Employee’s cooperation in accordance with this Section, the Company shall reimburse the Employee for all expenses, including travel expenses (including lodging and meals) reasonably incurred in connection with the Employee’s cooperation, upon submission of receipts and provided such expenses otherwise conform to the Company’s travel and reimbursement policy and/or practices, such cooperation shall be subject to approval by the Employee’s future Employer.

A.	Non-Solicitation. Employee agrees that while he is employed by the Company and for an two (2) year period thereafter, he will not (except in furtherance of his employment with the Company), without the prior written consent of the Company, directly or indirectly solicit, induce, or attempt to solicit or induce any employee, agent, or other representative or associate of the Company or any Company affiliate to terminate its relationship with the Company or any Company affiliate or in any way interfere with such a relationship or a relationship between the Company or any Company affiliate.

B.	Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Employee’s right to compensation or other benefits will be null and void.

C.	Confidentiality, Non-Compete, Waiver and Assignment of Inventions. Employee shall be subject to Company policy regarding Confidentiality, Non-Compete and Assignment of Inventions and has signed and will continue to be subject to the Company’s Confidentiality Agreement, Non-compete Agreement and the Invention Assignment Agreement.

D.	Employee’s restrictive covenants as set forth in this Agreement shall, following the Merger Transaction, be applicable to all companies included in the Company Group.

13. Enforceability of Restrictive Covenants.

A.	Specific Performance. The Employee hereby acknowledges and agrees that the restrictions on his activities contained in Section 12C (collectively, the “Restrictive Covenants”) are necessary for the reasonable protection of the Company and are a material inducement to the Company entering into this Agreement. Employee further agrees and acknowledges that the services he provides to Morphogenesis during his employment are of a special and unique character and place his in a position of trust and confidence with respect to the Confidential Information, Confidential Documents, customers, and employees of Morphogenesis. The Employee further acknowledges that a breach or threatened breach of any such provisions would cause irreparable harm to the Company for which there is no adequate remedy at law. The Employee agrees that in the event of any breach or threatened breach of any provisions of the Restrictive Covenants, the Company may, in addition to any other rights or remedies it may have obtain a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent actual or threatened breaches of such provisions and to specifically enforce the terms and provisions thereof. Without regard to whether Morphogenesis seeks or is granted any such equitable relief, Morphogenesis will not be prejudiced in its right to seek and be awarded damages for any breach of any of the Restrictive Covenants. Employee understands that the rights and remedies provided for in this Agreement are cumulative and will be in addition to any rights and remedies otherwise available to Morphogenesis under applicable law.

B.	No Running of Covenant During Breach. Employee further agrees and acknowledges that should legal proceedings be initiated by Morphogenesis to enforce any of the Restrictive Covenant contained in Section 12C, the duration of the Restrictive Covenants, will start on the date of the entry of an order granting Morphogenesis injunctive, monetary or other relief from Employee’s actual or threatened breach of said covenant and will remain in effect for the succeeding two (2) years. Employee acknowledges that the purpose and effect of the Restrictive Covenants would be frustrated by measuring the duration of that covenant from the date of the end of Employee’s employment with the Company if Employee fails to honor the covenant until directed to do so by court order at a later date.

C.	Forfeiture of Payments. In the event that it is determined that the Employee has breached any of the provisions of the Restrictive Covenants, then the Company may require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by him as a result of any transaction constituting a breach of any of the provisions of the Restrictive Covenants (the “Benefits”) and the Employee agrees to account for and pay over to the Company any such Benefits.

14. Waiver. The obligations of Employee under this Agreement shall survive termination of Employee’s employment or engagement with the Company. No waiver of any provision of this Agreement shall be effective unless in writing and executed by the party waiving the right. The Parties agree that the covenants included in this Agreement are, taken as a whole, reasonable in their duration and scope and necessary to protect the present and prospective interests of the Company and it is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under law and equity where enforcement is sought. Further, Employee acknowledges that the covenants included in this Agreement are the least restrictive means to protect Morphogenesis’s legitimate business interests.

15. Severability. The invalidity or unenforceability or any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement, or any part thereof, is held by a court in a judicial proceeding to be unenforceable because of the duration of such provision, the parties agree that the court making such determination shall have the power to reduce the duration of such provision, and/or to delete specific words or phrases to the extent necessary to permit the remaining covenants to be enforced, and in its reduced form, such provision shall then be enforceable and shall be enforced.

16. Conflict. The Employee hereby represents and warrants to the Company that the execution and delivery of this Agreement by him and the performance by him of his obligations hereunder, shall not constitute (with or without notice or lapse of time or both) a default, breach or violation of any understanding, contract or commitment, written or oral, express or implied, to which the Employee is a party or to which the Employee is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer. The Employee hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs, and expenses incurred by the Company in connection with any default, breach or violation by the Employee of any such understanding, contract or commitment.

17. Entire Agreement. This Agreement constitutes the entire understanding of the Parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.

18. Amendment. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the Party against whom enforcement of any such amendment, supplement or modification is sought.

19. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) upon delivery, if delivered by hand, (ii) seven (7) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, or (iii) or three (3) business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

If to the Employee, to:

James Bianco, MD

[***]

Or successor address upon a move to Tampa

If to the Company, to:

Chief Financial Officer

10500 University Center Drive, Suite 110

Tampa, Florida 33612

Any Party may change the address to which notice shall be sent by giving notice of such change of address to the other Party in the manner provided above.

20. Advice of Counsel; Time to Consider. The Employee hereby acknowledges that he has been advised by the Company to consult with an attorney before signing this Agreement and has had adequate time to consider the terms and conditions of this Agreement prior to its execution.

21. Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment to the Agreement is necessary in order for it to comply with Section 409A, the Parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the Parties to the extent reasonably possible. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Employee under Section 409A. Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with this Agreement is guaranteed. The Company shall not have any obligation to indemnify or otherwise hold the Employee harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Employee acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

22. Choice of Law, Venue, and Waiver of Jury Trial. This Agreement, its interpretation, and all questions concerning the execution, validity, capacity of the parties and the performance of this Agreement, shall be governed solely by the laws of the State of Florida, without regard to any choice of law principles that might direct application of the laws of any other jurisdiction.

23. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

MORPHOGENESIS, INC.

By:	/s/ Dan Dearborn
Dan Dearborn, Chief Financial Officer

JAMES BIANCO

/s/ James Bianco
James Bianco, MD, individually